Exhibit 99.1

Sound Revolution Signs Letter of Intent to Acquire Old Charter Salvage, Inc.

          Vancouver, British Columbia – August 3, 2005 – Sound Revolution, Inc. (OTCBB: SRVN) today announced it has signed a letter of intent to acquire Old Charter Salvage, Inc., a Florida-based firm that has developed proprietary technology to locate lost shipwrecks and recover buried valuables. Old Charter has an interest in permits to explore sites in San Salvador Island (in the Bahamas) and shipwreck sites in the Turks & Caicos Islands. “We bring a full time research, development and archeological team to recover and preserve valuable artifacts from these shipwrecks” remarked Don Patterson, President of Old Charter, “and we are working closely with both the Bahamian and Turks & Caicos governments to ensure that both projects proceed efficiently and without delay.”

          Old Charter is dedicated to locating and excavating the world’s lost treasures, bringing the past back to our future. Preservation of artifacts and treasures is its primary goal. Patterson noted that “securing an interest in the permits from the various governmental entities has been a laborious, time-consuming process, but we are now in a position to move forward with the excavations.”

          The letter of intent is subject to due diligence and satisfaction of certain conditions. If a definitive agreement is entered into, and the conditions are satisfied and regulatory approvals obtained, the acquisition will be completed as a merger transaction in which Old Charter shareholders will receive shares of Sound Revolution in exchange for their Old Charter stock. Upon completion of the merger, Sound Revolution will most likely be renamed “Old Charter Salvage, Inc.”

          About Sound Revolution, Inc. Sound Revolution is engaged in the development of software to assist musicians and recording artists in maintaining, developing and communicating with their customers through email and the Internet. It has been developing www.charitytunes.com, a website which will allow consumers to purchase digital downloads of music, while selecting a charity or cause to which a portion of the music purchase price will be paid. In July of 2005 it announced its intention to “spin-off” its subsidiary, Charity Tunes Inc., to its shareholders.

          Safe Harbor for Forward Looking Statements. This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Contact:

Sound Revolution Inc.
Investor Relations
Tel: (604) 780-3914

Old Charter Salvage, Inc.
Don Patterson
Tel: (954) 732-5710